Exhibit 99.(a)(42)

The following advertisement appeared in Business Day, a South African publication, and was not released in the United States:

PROTECT VALUE

REJECT HARMONY

“HARMONY’S COST INCREASES EXPRESSED IN R/T
TERMS OVER THE PAST THREE AND A HALF YEARS
MAKES A TRUE MOCKERY OF THE SO-CALLED
HARMONY WAY.”

Source: “Q4 Results, Once upon a time”
Leon Esterhuyzen, Investec Securities,
2 August 2004

Gold Fields’ track record in cost control is vastly superior to that of Harmony.
By any measure.

Harmony studiously avoids cost comparisons on a rand per kilogram basis because the
FACTS are against them.
They claim that rand per ton costs are the true measure of cost efficiency.
But even on a rand per ton basis Harmony falls far short.

“Harmony’s average underground costs for the South African operations has increased
46% over the period.... This compares to a 28% increase for Gold Fields and a 12%
increase for Anglogold Ashanti.”

Source: “Q4 Results, Once upon a time”
Leon Esterhuyzen, Investec Securities,
2 August 2004

SAY NO TO THE HARMONY WAY!
REJECT HARMONY’S COERCIVE AND VALUE
DESTROYING OFFER!

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge at the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website. The directors of Gold Fields accept responsibility for the information contained in this advertisement. To the best of the knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this advertisement is in accordance with the facts and does not omit anything likely to affect the import of such information. This document may not be sent, released, delivered or transmitted in, into or from Australia, Canada or Japan or any other jurisdiction where it would be unlawful to do so.